                                                                    EXHIBIT 11.1


DYNAMEX INC.
CALCULATION OF NET INCOME PER COMMON SHARE
(in thousands except per share data)
(Unaudited)


                                                  Three months ended             Six months ended
                                                     January 31,                    January 31,
                                             --------------------------      -------------------------
                                                2000            1999            2000           1999
                                             ----------      ----------      ----------     ----------
                                                             (restated)                     (restated)
Net income (loss)                            $     (352)     $   (2,744)     $       53     $   (2,567)
                                             ==========      ==========      ==========     ==========

Weighted average common
   shares outstanding                            10,207          10,069          10,207         10,069

Common share equivalents related
   to options and warrants                           --              --              --             --
                                             ----------      ----------      ----------     ----------

Common shares and common share
   equivalents                                   10,207          10,069          10,207         10,069
                                             ==========      ==========      ==========     ==========

Common stock price used under
   treasury stock method                     $       --      $     2.99      $       --     $     5.62
                                             ==========      ==========      ==========     ==========

Net income (loss) per common share:
   Basic                                     $    (0.03)     $    (0.27)     $     0.01     $    (0.25)
                                             ==========      ==========      ==========     ==========

   Diluted                                   $    (0.03)     $    (0.27)     $     0.01     $    (0.25)
                                             ==========      ==========      ==========     ==========


 On September 16, 1999, the American Stock Exchange suspended trading in the Company's common stock. As a result, the Company is unable to determine the number, if any, of common share equivalents related to options and warrants for the three and nine months ended January 31, 2000. See Note 2 of
  Notes to Condensed Consolidated Financial Statements.